EXHIBIT 2

                      OLD KENT FINANCIAL CORPORATION

               6-5/8% Subordinated Notes due November 15, 2005

                              TERMS AGREEMENT

                                        Dated: November 8, 1995


To:  Old Kent Financial Corporation
     One Vandenberg Center
     Grand Rapids, Michigan  49503

Re:  Purchase Agreement dated November 8, 1995.


     We understand that Old Kent Financial Corporation (the "Company") proposes to issue and sell $100,000,000.00 aggregate principal amount of its 6-5/8% Subordinated Notes due November 15, 2005 (the "Offered Securities"). The Underwriters named below, severally and not jointly, offer to purchase, subject to the terms and provisions of the above referenced Purchase Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of Offered Securities set forth opposite their respective names.

                                        PRINCIPAL
                                        AMOUNT OF
UNDERWRITER                             OFFERED SECURITIES
CS First Boston Corporation ........    $   33,333,334
Donaldson, Lufkin & Jenrette
 Securities Corporation       ......        33,333,333
Keefe, Bruyette & Woods, Inc. ......        33,333,333
                    Total               $  100,000,000

     The Offered Securities shall have the following terms:

Title:  6-5/8% Subordinated Notes due November 15, 2005
Rank:   Subordinated
Current ratings: S&P - A-; Moody's - Baal
Interest rate or formula: 6-5/8% per annum
Interest Payment Dates: May 15 and November 15, commencing May
                        15, 1996
Regular Record Dates: May 1 or November 1 immediately preceding the applicable Interest Payment Date
Stated Maturity Date: November 15, 2005
Redemption/repayment provisions: N/A
Sinking fund requirements: N/A
Conversion provisions: N/A
Additional co-managers: N/A
Public offering price:   99.452%, plus accrued interest, if any, from
                         November 16, 1995
Purchase price:          98.802%, plus accrued interest, if any, from
                         November 16, 1995 (payable in same day funds)
Number of Option Securities: N/A
Other terms and conditions: N/A
Closing date and location:    November 16, 1995
                              Brown & Wood
                              One World trade Center
                              New York, New York 10048


     Please accept this offer no later than on November 8, 1995 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                         CS FIRST BOSTON CORPORATION
                         DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                         KEEFE, BRUYETTE & WOODS, INC.


                         By:  CS FIRST BOSTON CORPORATION


                         By:____________________________________
                                   Authorized Signatory

                         Acting on behalf of themselves and
                         the other named Underwriters



Accepted:

OLD KENT FINANCIAL CORPORATION


By:_______________________________
     Richard W. Wroten
     Executive Vice President and
       Chief Financial Officer